SECURITIES AND EXCHANGE COMMISSION



                             Washington, D.C.  20549



                                      FORM 8-K


                                   CURRENT REPORT



                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



                                    March 23, 1998




                                   Mallinckrodt Inc.
               (Exact name of registrant as specified in its charter)




            New York                1-483            36-1263901
  (State or other jurisdiction   (Commission     (I.R.S. Employer
   of incorporation)              File Number)    Identification No.)



 675 McDonnell Boulevard, St. Louis, MO                      63134
(Address of principal executive offices)                  (ZIP Code)


Registrant's telephone number,                       (314) 654-2000
    including area code

Item 5.  Other Events
This document provides pro forma financial information for the six months ended December 31, 1997 for the benefit of our investors.


                            Mallinckrodt Inc.
  Unaudited Pro Forma Condensed Consolidated Statement of Operations

On August 28, 1997, Mallinckrodt Inc. (Mallinckrodt) acquired Nellcor Puritan Bennett Incorporated (Nellcor) through an agreement to purchase for cash all the outstanding shares of common stock of Nellcor for $28.50 per share. The aggregate purchase price of the Nellcor acquisition was approximately $1.9 billion.

The acquisition was accounted for using the purchase method of accounting. Allocations of the purchase price have been determined based upon preliminary estimates of fair value, and therefore, are subject to change. Adjustments will be recorded during the allocation period based upon the planned future use of assets acquired in the combined Company and the adequacy of reserves for environmental, warranty and product liability. The final assessments are expected to be completed during fiscal 1998, but no later than August 1998.

With the consummation of the acquisition of Nellcor completed in August 1997, management of the combined Company began to formulate plans regarding the activities of Nellcor to be exited. Some actions are in the implementation stage while others will require additional time to assess. However, the exit plan will be finalized within the first year following the date of acquisition and will be carried out as quickly as possible. The issues under discussion primarily concern how and where the Company will perform key business activities. The size and diversity of Nellcor make the development and implementation of integration efforts complex.

Upon the approval of exit plans, the resulting costs, which will include exiting certain activities of Nellcor, involuntary severance as a result of work force reduction, personnel relocation, and the elimination of contractual obligations of Nellcor which will have no future economic benefit when the plan is complete, will be recognized as a liability assumed as of the consummation date. As of December 31, 1997, $26.9 million has been accrued and included in the acquisition cost allocation, and $1.6 million has been paid and charged against this accrual. The primary component of this balance relates to severance agreements in place prior to the acquisition date which provide certain employees with specified benefits in the event that their employment with Nellcor is terminated or there is an adverse change, based upon the employee's judgment, in the employee's status, title, position or responsibilities.

The integration plan will also identify exit activities related to the operations of Mallinckrodt prior to the acquisition of Nellcor. Costs of these exit activities, which are expected to be material but are not yet estimable, will be charged to operating results. These costs will include severance and relocation which will be recognized as a liability at the time management commits to the plan. In addition, integration costs of the combined Company, such as transition bonuses and consulting costs, will generally be expensed as incurred. During the first half of fiscal 1998, the actions taken have resulted in a pre-tax charge to operations of $6.8 million, consisting of $3.8 million for integration bonuses, $1.5 million for involuntary severance, and $1.5 million for other integration costs. As of December 31, 1997, payments made and charged against the above accruals totaled $0.1 million for involuntary severance and $1.5 million for other integration costs. Anticipated cost savings and related liabilities from the integration of the two companies have not been reflected in this presentation.

The following Unaudited Pro Forma Condensed Consolidated Statement of Operations is based upon the historical financial statements of Mallinckrodt and Nellcor, and has been prepared under the assumptions set forth in the accompanying Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations. The Unaudited Pro Forma Condensed Consolidated Statement of Operations for the six months ended December 31, 1997 has been prepared as if the purchase transaction and the related financing had occurred at the beginning of fiscal 1997. The pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable.

The Unaudited Condensed Consolidated Balance Sheet as of December 31, 1997 is presented in the Mallinckrodt Inc. Form 10-Q for the period ended December 31, 1997 filed on February 12, 1998.

The Unaudited Pro Forma Condensed Consolidated Statement of
Operations does not purport to represent what Mallinckrodt's results of operations would have been if consummation of the acquisition had occurred at the beginning of fiscal 1997 or which may be achieved in the future.

The Unaudited Pro Forma Condensed Consolidated Statement of
Operations should be read in conjunction with the historical financial statements and accompanying notes for Mallinckrodt.

                            Mallinckrodt Inc.
 Unaudited Pro Forma Condensed Consolidated Statement of Operations
                  Six Months Ended December 31, 1997


(In millions, except per share amounts)

                                                         Pro Forma
                           Mallinckrodt(A)  Nellcor(A)  Adjustments  Combined
                            ---------------  ----------  -----------  --------
Net sales.................    $1,154.3        $101.1                 $1,255.4
Operating costs and
 expenses:
  Cost of goods sold......       664.4          61.0     $  (.3)(B)     725.1
  Selling, administrative
   and general expenses...       308.5          37.4        7.5 (B)     353.4
  Research and development
   expenses...............        67.7           9.3                     77.0
  Restructuring charges...                       2.4                      2.4
  Other operating
   income, net............       (18.4)                                 (18.4)
                              ---------       -------     ------     ---------
Total operating costs
 and expenses.............     1,022.2         110.1       7.2        1,139.5
                              ---------       -------     ------     ---------

Operating earnings
 (loss)...................       132.1          (9.0)      (7.2)        115.9
Interest income and other
 nonoperating income
 (expense), net...........        11.5                     (6.9)(C)       4.6
Interest expense..........       (47.4)          (.1)     (11.5)(D)     (59.0)
                              ---------       -------     ------     ---------

Earnings (loss) before
 income taxes.............        96.2          (9.1)     (25.6)         61.5
Income tax provision
 (benefit)................        37.3          (2.9)      (9.4)(E)      25.0
                              ---------       -------     ------     ---------

Net earnings (loss).......        58.9          (6.2)     (16.2)         36.5
Preferred stock
 dividends................         (.2)                                   (.2)
                              ---------       -------    -------     ---------

Available for common
 shareholders.............    $   58.7        $ (6.2)    $(16.2)     $   36.3
                              =========       =======    =======     =========
Earnings per common share (F)
 Basic....................    $    .81                               $    .50
                              =========                              =========
 Assuming dilution........    $    .80                               $    .49
                              =========                              =========


The accompanying Notes are an integral part of the Unaudited Pro Forma
Condensed Consolidated Statement of Operations.

                             Mallinckrodt Inc.
                  Notes to Unaudited Pro Forma Condensed
                    Consolidated Statement of Operations
                     Six Months Ended December 31, 1997


(A) The acquisition of Nellcor occurred on August 28, 1997. The Nellcor results represent July and August activity. The results of Nellcor subsequent to acquisition are included with Mallinckrodt. The Mallinckrodt results exclude the $75.4 million step-up of Nellcor's inventory to fair value at date of acquisition and the $398.3 million purchased research and development, which were charged to operations during the first half of fiscal 1998, as well as the $28.7 million tax benefit related to the write-off of the stepped-up inventory.

(B) Intangible and goodwill amortization expense related to the acquisition, less amortization expense previously recorded by Nellcor. Intangibles and goodwill are amortized on a straight-line basis over 10 to 30 years (weighted average life of 22 years). The amortization expense is based on preliminary allocation and further adjustments, which may be significant and will include integration accruals, are expected during the allocation period.

(C) Elimination of Mallinckrodt domestic interest income related to cash on hand used to pay for a portion of the acquisition, plus $0.1 million amortization of debt issuance cost.

(D) Interest at 6.0 percent on the borrowing of approximately $1.1 billion to complete the acquisition. The interest rate is based on the London Interbank Offered Rate plus a margin dependent upon the Company's senior debt ratings.

(E) Income taxes have been provided for the adjustments referred to in (B), (C) and (D). The effective tax rate is adversely impacted by goodwill amortization expense which is not tax effected.

(F) The earnings per common share amounts have been restated to conform with the Financial Accounting Standards Board Statement No. 128, Earnings Per Share. Statement 128 replaced the previously reported primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share.

     Earnings per common share were based upon the weighted average number of shares of common stock for basic (72,716,625 shares) and common and common stock equivalents for diluted (73,446,360 shares) outstanding for the six-month period ended December 31, 1997.

                                 ********

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunder duly authorized.

Mallinckrodt Inc.



ROGER A. KELLER
Vice President, Secretary
and General Counsel

Date:  March 23, 1998